Exhibit 10.3

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

JOINT VENTURE AGREEMENT

by and between

JCP Capital Management, LLC

and

Transphorm, Inc.

Date
December 20, 2020

Article X Transfer Restrictions and Right to Maintain Capital	10
10.1 Restrictions on Transfer	10
10.2 Right of First Refusal	10
10.3 Permissible Transfers	11
10.4 Tag Along	11
10.5 Right to Maintain Capital	11
Article XI Miscellaneous	12
11.1 No Partnership	12
11.2 Limitations on Parties' Authority	12
11.3 Constitution	12
11.4 Indemnification	12
11.5 Confidentiality	13
11.6 Expenses	13
11.7 Notices	14
11.8 Successors and Assigns	14
11.9 Waiver	14
11.10 Announcements	14
11.11 Entire Agreement	14
11.12 Amendments	15
11.13 Limitations on Rights of Third Persons	15
11.14 Governing Law	15
11.15 Resolution of Disputes	15
11.16 Severability	16
11.17 Execution in Counterparts	16
11.18 Time of the Essence	16
11.19 Titles and Headings	16
Appendix I
Appendix II
Appendix III

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement") is made as of this 20th day of December, 2020 by and between JCP Capital Management, LLC ("JCP"), a company incorporated in Delaware, with an address at 505 Hamilton Avenue, Suite 220, Palo Alto, CA 94301 and Transphorm, Inc. ("TPH"), a corporation incorporated in Delaware, with an address at 75 Castilian Drive, Goleta, California 93117, U.S.A. (collectively referred to as the "Parties" and individually, a "Party").

W I T N E S S E T H:

WHEREAS, the Parties intends to jointly form a joint venture company in Singapore with the name of GaNnovation (the "JV" or the "Company"), to engage in the business of distribution, development and supply of GaN products and any business relating to the businesses of AFSW and other services related thereto (the "Business"), and upon its incorporation make it a Party hereto;

WHEREAS, the Parties intends to have the JV acquire all the outstanding shares of Aizu Fujitsu Semiconductor Wafer Solution Limited ("AFSW"), a kabushiki kaisha incorporated in Japan, and to fund and improve the operations of AFSW through joint financial contributions by JCP and TPH;

WHEREAS, the Parties further desire to enter into a series of agreements to enable the JV to conduct its Business and to build the JV into a high-performing and appropriately-resourced entity operating with engineering and product sales capability; and

WHEREAS, the Parties intend to regulate and agree upon the organization and operation of the JV and each Party's rights and obligations and other matters regarding the JV.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1    "Affiliate" of JCP or TPH, as the case may be, means a Person or group of Persons: (a) which owns or Controls, directly or indirectly, JCP or TPH; (b) which is owned or Controlled, directly or indirectly, by JCP or TPH; or (c) which is owned or Controlled, directly or indirectly, by any Person described in Section 1.1(a) or (b). In relation to an investment fund or private fund, it shall also include any other investment fund or private fund under common Control with such fund or directly managed by the manager of such investment fund or private fund or such entity (as the case may be) provided that, for the avoidance of doubt, an entity in which such investment fund or private fund has merely made an investment shall not be an Affiliate of such investment fund or private fund;

1.2    "Board" means the board of directors of the Company.

1.3    "Business" has the meaning ascribed to that term in the Recitals.

1.4    "Business Day" means any day other than a Saturday, Sunday or public holiday under the laws of Singapore, or any other day on which banking institutions are authorized to close in Singapore.

1.5    "Business Plan" has the meaning ascribed to that term in Section 5.3.1.

1.6    "Change of Control Transaction" means either (a) the acquisition of the Company by an entity not affiliated with JCP or TPH by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, merger, demerger or share exchange but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned Subsidiary (hereinafter defined) immediately following such acquisition, its parent); or (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole by means of any transaction or series of related transactions with a party other than JCP or its Affiliates or TPH or its Affiliates, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Company.

1.7    "Companies Act" means the Companies Act (Chapter 50) of Singapore.

1.8    "Competitor" means any Person engaged in the manufacturing of GaN power device die and/or wafers.

1.9    "Constitution" means the constitution of the Company in accordance with the Companies Act.

1.10    "Control" (including, with its correlative meanings, the terms "Controlled by" or "under common Control with") means the power, right or authority to direct or cause the direction of the management or policies of a Person, or to elect a majority of the board of directors or similar governing body of a Person, whether through the ownership of securities or similar ownership interest, by contract or otherwise, and references to "Change of Control" include the transfer, disposition or relinquishment, whether directly or indirectly, of Control.

1.11    "Director" has the meaning ascribed to that term in Section 6.2.

1.12    "Equity Securities" means any and all Shares, securities, rights, options, warrants, appreciation rights or other instruments (including debt instruments) that are convertible into or entitle the holder to acquire or receive any Shares or any options to purchase rights to subscribe for securities or by their terms convertible into or exchangeable for Shares.

1.13    "Financial Year" or "FY" means a financial period of the Company commencing on 1st April and ending on 31 March of the following calendar year.

1.14    "Governmental Approvals" mean all consents, approvals, orders, permits or authorizations of, and registrations, declarations and filings with, and expirations of waiting periods imposed by, any court, legislative body, administrative agency, commission or other Governmental Authority and required in connection with the transactions contemplated herein.

1.15    "Governmental Authority" means any government, state or any subunit thereof), political subdivision or regulatory authority, whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department, or court of any government state, political subdivision or regulatory authority or similar body or instrumentality thereof, or any federal state, local, governmental, foreign or arbitral tribunal.

1.16    "Greater China Customers" means customers whose group's primary design and development activity including those of its Affiliates) is located in the Territory.

1.17    "Intellectual Property Rights" means rights in or to any patents, utility models, trade secrets, registered and unregistered designs, mask works, copyrights, database rights, moral rights and any other form of protection afforded by law to inventions, models, designs or Confidential Information, as well as any registrations, applications, divisions, continuations, re-examinations, renewals or reissues of any of the foregoing, but excluding any and all rights with respect to trademarks, trade names, logos, service marks and other indicia of origin.

1.18    "Laws" means laws, statutes, ordinances, rules, requirements, decrees, orders or regulations.

1.19    "Person" includes any individual, company, corporation, firm, partnership, joint venture, association, organization or trust in each case whether or not having a separate legal identity.

1.20    "Section" means a section of this Agreement.

1.21    "Shareholder" means each Person that holds Shares.

1.22    "Shares" means the shares of authorized and outstanding capital of the Company.

1.23    "Subsidiary" means a Person in which a Party hereto beneficially owns at least fifty percent (50%) of the equity interest or voting power of such Person.

1.24    "Territory" means the territory of Greater China (including Taiwan, Hong Kong and Macau).

Unless the context clearly requires otherwise, reference to the singular shall include the plural, reference to the plural shall include the singular and reference to a gender shall include all genders.

ARTICLE II
FORMATION OF THE JV

2.1    Shareholding. The Parties agree to form the JV as soon as practicable in Singapore with the following shareholding interest:

2.1.1    Initial Shareholding. The JV shall be formed with JCP holding a 75% equity interest and TPH holding a 25% equity interest.

2.1.2    Adjustment. The shareholding interest of JCP and TPH in the JV is subject to the following adjustments:

(i)    It is agreed that the 25% Shares held by TPH upon the formation of the JV is issued to TPH in exchange for the anticipated acquisition by the JV of the 49% interest of AFSW currently held by TPH pursuant to Section 7.1.2. In the case that the AFSW Acquisition is not completed within 9 months after the formation of the JV, or such longer period as may be necessary to fulfil the conditions precedent set forth in Section 7.3 hereof, the JV has a right to repurchase, at a nominal price of US$ 1, a portion of the Shares held by TPH to lower TPH's shareholding in the JV to 1%. The remaining interest of 99% in the JV shall then be held by JCP.

(ii)    Subject to completion of the AFSW Acquisition and upon the effective signing of a licensing agreement between TPH and the JV with respect to TPH's Intellectual Property Rights in GaN processed wafers and GaN packaged products, which agreement is expected to be negotiated and executed in or about April 2023 the "Licensing Agreement" , the Parties agree to then authorize the JV to issue additional Shares to TPH for US$ 1, such that TPH shall hold an interest of 32.5% in the JV.

2.2    Transactions. The Parties agree to enter into and/or to cause the JV to enter into the following transactions after the formation:

2.2.1    Acquisition of AFSW. The Parties agree to cause the JV to acquire the full interest in AFSW as described in Article VII, subject to the JV successfully obtaining the Governmental Approvals and satisfying the other conditions as specified therein.

2.2.1    Stage I Transaction. Immediately upon the formation and incorporation of the JV, TPH and the JV shall enter into a distribution, supply and joint development agreement the "Supply and Distribution Agreement") a final draft of which is appended hereto as Appendix III the "Stage I Transaction").

2.2.2    Other Agreements. The Parties agree to enter into and/or cause the JV to enter into the following agreements subject to and concurrently with the closing of the transaction pursuant to Section 7.1.2 hereof or such other date set forth below or that the Parties may otherwise agree (the "Stage II Transactions"):

(i)    On or about 30 April 2023, TPH will enter into the Licensing Agreement with the JV, pursuant to which both the JV and the Designated Affiliate of JCP ("Designated Affiliate" as defined in the Supply and Distribution Agreement) will be granted, a royalty-free (fully paid-up), non-exclusive license from TPH under its applicable non-Epiwafer-related Intellectual Property Rights within the Territory (but excluding, for the avoidance of doubt, any Epiwafer-related Intellectual Property Rights or Intellectual Property Rights outside of the Territory), to use Epiwafers purchased from TPH to manufacture GaN processed wafers and develop GaN packaged products, solely for Greater China Customers. Under this Licensing Agreement, TPH shall not grant any third party within the Territory a license to fabricate GaN wafers using the Target IP. For the avoidance of doubt, the JV's sales of TPH's GaN wafers i.e. die sale portion of TPH business) pursuant to the Supply and Distribution Agreement are not constrained. Notwithstanding the foregoing, should the AFSW Acquisition not be completed by 30 April 2023, the Parties will discuss in good faith a market-based, royalty-bearing non-exclusive licensing agreement between the JV and TPH with respect to TPH's non-Epiwafer- related Intellectual Property Rights in GaN processed wafers and GaN packaged products in the Territory;

(ii)    an agreement to grant the JV and the Designated Affiliate, the necessary rights to build additional wafer-fabrication facilities in Asia beyond AFSW, as required for GaN wafer capacity expansions, with TPH also having the rights to acquire wafers from such additional wafer-fabrication facilities at wafer price not to exceed that for the JV or the Designated Affiliate, provided that the JV will not exercise this right unless the JV and TPH take into account continued utilization of AFSW and jointly determine in good faith that (a) AFSW will not be able to meet anticipated wafer demands, and (b) a suitable opportunity to build such a facility has presented itself;

(iii)    an agreement to second certain TPH employees for defined periods to the JV from time to time considering product needs of the JV and availability of TPH employees.

2.2.3    Subject to completion of the Stage II Transactions, (a) existing agreements between TPH and AFSW relating to wafer pricing terms and conditions, and, (b) subject to acceptance by JCP based on its due diligence review (which shall not be unreasonably refused), other existing agreements between TPH and AFSW, shall remain in place without modification and TPH and AFSW shall continue to perform thereunder, provided that JCP (or its designated affiliate acceptable by TPH) shall be entitled to comparable pricing terms.

2.2.4    Party to this Agreement. Upon the formation and incorporation of the JV, the Parties agree to cause the JV to join as a party to this Agreement.

ARTICLE III
CAPITAL CONTRIBUTION

3.1    AFSW Funding Plan. The Parties confirm and agree to the initial three-year funding requirements of AFSW as specified in the attached Appendix I (the "AFSW Funding Plan"). Such initial AFSW Funding Plan may be adjusted from time to time by the Parties.

3.2    Respective Funding Contributions. Upon the signing of the definitive agreements of the Stage II Transactions, the Parties agree to provide funding through the JV to AFSW based in the following proportions:

3.2.1    From the signing of the definitive agreements relating to the Stage II Transactions until 1 April 2023, JCP shall contribute 75% of the funding needs of AFSW and TPH shall contribute 25% of the funding needs of AFSW,

3.2.2    Starting from 1 April 2023, and subject to completion of the AFSW Acquisition, JCP shall contribute 67.5% of the funding needs of AFSW and TPH shall contribute 32.5% of the funding needs of AFSW, unless mutually agreed otherwise by the Parties.

3.3.3    Notwithstanding Sections 3.2.1 and 3.2.2 above, JCP's contribution under this Section 3.2 for the three-year period starting on the completion of the AFSW Acquisition shall not exceed US$ [***] and TPH's contribution hereunder for such period shall not exceed US$ [***].

3.3    Funding Notice. Funding shall be provided by each Party upon receipt of a monthly notification from the JV's Board of the amount necessary to cover the funding needs for the coming month. Such notification shall not exceed the amount set forth in the AFSW Funding Plan by more than 10%, unless it has been unanimously approved by the Board.

3.4    Funding of the JV Expenses. Starting on the incorporation of the JV, the Parties agree that JCP shall fund all the JV's expenses other than those relating to AFSW, provided that upon the completion of the AFSW Acquisition, all JV's expenses should be covered in the same proportions as set forth in Sections 3.2.1 and 3.2.2 above, provided that such expenses shall be subject to TPH's approval whenever they exceed [***]% of the cash needs set forth for such fiscal year in the AFSW Funding Plan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1    Representations and Warranties of JCP. JCP hereby represent and warrant to TPH as of the date hereof:

4.1.1    Organization. JCP is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

4.1.2    Authorization; Execution and Delivery; Enforceability. All corporate action on the part of JCP necessary for the authorization, execution and delivery of this

Agreement and for the performance of all its obligations hereunder has been taken. This Agreement has been duly executed and delivered by JCP and constitutes a valid and legally binding obligation.

4.1.3    Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with JCP's execution, delivery and performance of this Agreement.

4.1.4    Effect of Agreement. JCP's execution, delivery and performance of this Agreement (including the contribution of capital as outlined in Article III) will not (i) violate its Certificate of Incorporation or any provision of Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to JCP, (iii) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the giving of notice, the passage of time or both), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which JCP is a party and which would materially and adversely affect JCP, the Company and/or its Subsidiaries, or (iv) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of JCP, the Company and/or its Subsidiaries.

4.1.5    Litigation. There are no actions, suits or proceedings pending or, to JCP's knowledge, threatened, against JCP before any Governmental Authority which question JCP's right to enter into or perform this Agreement, or which question the validity of this Agreement.

4.2    Representations and Warranties of TPH. TPH hereby represents and warrants to JCP as of the date hereof as follows:

4.2.1    Organization. TPH is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

4.2.2    Authorization; Execution and Delivery; Enforceability. All corporate action on the part of TPH necessary for the authorization, execution and delivery of this Agreement and for the performance of all its obligations hereunder has been taken. This Agreement has been duly executed and delivered by TPH and constitutes a valid and legally binding obligation of TPH.

4.2.3    Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with TPH's execution, delivery and performance of this Agreement.

4.2.4    Effect of Agreement. TPH's execution, delivery and performance of this Agreement will not (i) violate the Certificate of Incorporation or Bylaws of TPH, or any provision of Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to TPH, (iii) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the giving of notice, the passage of time or both), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which TPH is a party and which would materially and adversely affect it or the Company, or (iv) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of TPH.

4.2.5    Litigation. There are no actions, suits or proceedings pending or, to TPH's knowledge, threatened, against TPH before any Governmental Authority which question TPH's right to enter into or perform this Agreement, or which question the validity of this Agreement.

ARTICLE V
OPERATION OF THE COMPANY

5.1    Activities. The Company shall be engaged in the distribution, development and supply of GaN products and any business relating to the businesses of AFSW.

5.2    Cash Requirement of the Company. All cash requirements of the Company shall be satisfied from cash generated by the operations of the Company, from external financing on a non- recourse basis and without guarantees of the Shareholders or their Affiliates) procured by the Company in its own name, from financing by the Shareholders the burden of such financing shall be allocated to a Shareholder based on the proportions set forth in Article III).

5.3    Business Plan.

5.3.1    Conduct of Business. The Company shall conduct its Business in conformity with a business plan to be jointly agreed to by the Parties, as may be amended from time to time thereafter with the approval of the Board (the "Business Plan"). The Parties shall continue to discuss in good faith immediately following the execution of this Agreement and agree on the Business Plan by the close of the Stage II Transactions.

5.3.2    Revised Budget. The budget of the Company for each Financial Year shall be adopted by the Board, reviewed quarterly and may be revised by the Company with the approval of the Board.

5.4    Independent Entity. The Company shall be operated as an independent business entity, even though the Parties may provide products, personnel and services.

ARTICLE VI
MANAGEMENT OF THE COMPANY

6.1    Board. Except where the approval of the Shareholders is required by applicable Laws, the Constitution of the Company or this Agreement, the business and affairs of the Company shall be managed by the Board. Subject to the other provisions of this Agreement, the Board will govern the corporate matters of the JV, approve and manage the budget and operating plan of the JV, govern the JV's performance of its business activities, and exercise other powers and duties in accordance with any other agreements which the JV has entered into.

6.2    Composition of the Board. The Board shall consist of five (5) members (each, a "Director"), three (3) of whom shall be nominated by JCP and two (2) of whom shall be nominated by TPH, and each Shareholder shall vote all of its Shares in favor of the election of the Directors nominated by the other, provide however, if any Party's shareholding in the Company is equal to or less than 1%, such Party should relinquish its right to appoint any Director. Each Director shall have one (1) vote at the meetings of the Board. Each of JCP and TPH shall have the right to nominate a replacement for any Director previously nominated by it, and each shall vote all of its Shares in favor of the election of such replacement. A Director nominated by JCP shall be a Chairman of the Board for all meetings. In the event that a Shareholder who is entitled to nominate a Director seeks to remove such Director by written notice to the Company, all Shareholders shall be obligated to vote their Shares in favor of such removal.

6.3    Board Observers. Representatives of TPH and JCP may attend and participate in any meeting of the Board, but shall in all other respects be non-voting observers. Notwithstanding the foregoing, no more than four observers shall be allowed to attend any Board meeting, in order to maintain the efficiency of such meetings.

6.4    Meetings; Quorum. Regular meetings of the Board shall be held at least once per three (3) months at such place and time as set forth in notices provided to the Directors at least ten (10) Business Days in advance of such meeting. The meetings of the Board may take place out of Singapore. Special meetings of the Board shall be held upon notice of not less than three (3) Business Days setting forth an agenda or purpose for the meeting; provided, however, that any Director may waive compliance with such notice requirement before or after the meeting. Special meetings of the Board may be called by at least two (2) Directors upon three (3) Business Days' notice to the Chairman, which notice shall include an agenda for such meeting.

6.4.1    In respect of each Director, the following shall constitute approval: (i) the prior written approval of the Director; (ii) the affirmative vote of the Director at a meeting of the Board; or (iii) the signature of the Director on a resolution in writing circulated to all Directors. In respect of a resolution in writing circulated to all Directors, the passing of any such resolution may consist of several documents in original, facsimile or electronic form, each signed by one or more Directors. For the avoidance of doubt, where a Director fails to respond to any proposed resolution after ten (10) Business Days of being Notified in writing, the said Director shall be deemed to have declined to vote in favour of the proposed resolution.

6.4.2    Any Director may propose items for the agendas of any meeting of the Board whether in advance or at such meeting.

6.4.3    A quorum shall be deemed to exist for purposes of Board actions so long as at least a majority of the total number of Directors then in office, including at least one Director nominated by TPH, are present, provided that proper notice of such Board meeting has been given, in accordance with Section 6.4, to each of the Directors then in office. Directors may participate in Board meetings in person or electronically (including video or audio conference) in accordance with the applicable Laws.

6.4.4    Proceedings of Board meetings shall be in English, as the case may be, and a record of each Board meeting shall be made in English, and sent promptly to each Shareholder.

6.4.5    Minutes of the meetings of the Board shall be placed and duly maintained at the registered office of the Company.

6.4.6    Any action that may be taken at a meeting of the Board may be taken in writing in accordance with the Constitution of the Company.

6.5    Personnel; Representative Director. Upon completion of the Stage II Transactions, (a) one of the Directors to be nominated by JCP shall be appointed by the Board to be the manager of the Company and (b) TPH will second, at its own cost one of its employees to the JV, to act as a senior officer in charge of coordinating the TPH resources available to the JV.

6.6    Actions Requiring Unanimous Board Approval. The Parties agree that the matters as set out in Appendix II require the unanimous approval of the Directors present at a properly-noticed Board meeting, and no Shareholder shall convene a shareholders meeting with respect to the following matters without the prior written consent of the other Shareholder, provided that such other Shareholder should own no less than 5% of the shares of the Company. The items listed in Appendix II shall be reviewed periodically and supplemented as necessary by mutual agreement of JCP and TPH.

6.7    Agreement Regarding Board. Each Shareholder shall take all actions necessary to cause the Directors nominated by it to abide by and implement all of the provisions of this Agreement.

6.8    Procedure in the Event of Failure to Agree. In the event that the Board has been unable to resolve any matter set forth in Section 6.6 within thirty (30) Business Days after such matter was referred to the Board, then any Party may bring the matter to the attention of the Managing Partner of JCP and President/COO of TPH (the "Designated Individuals") for a decision. The joint decision of the Designated Individuals shall be final and binding on the Company, and the Parties shall direct the Directors nominated by them to exercise their voting rights and take all other necessary steps to ensure that such resolution is fully and promptly carried into effect.

6.9    Subsidiaries' Activities. The Board shall be responsible for the nomination and appointment, removal and replacement of the directors of each of the Company's Subsidiaries. Any decision made by the Board shall be implemented on a consistent basis by the Company's Subsidiaries. Unless indicated otherwise herein, every provision of this Agreement that applies to the Company shall similarly apply to each and everyone of its Subsidiaries. No Subsidiary may carry out any action that would be prohibited, be regulated or require a specific approval without complying with the provisions of this Agreement as if such action was to be carried out by the Company.

ARTICLE VII
ACQUISITION OF AFSW

7.1    Acquisitions. It is agreed that upon the satisfaction of certain conditions as set forth in this Article VII, the JV shall acquire all outstanding shares of AFSW through the following two transactions (the "AFSW Acquisition"):

7.1.1    The Parties shall cause the JV to acquire 51% shares of AFSW from Fujitsu Semiconductor Limited ("FSL") at a purchase price of one Japanese Yen, by assigning the Joint Venture Agreement between TPH, AFSW and FSL dated 23 May 2017 (the "TPH-FSL JVA") to the JV within nine (9) months from the date hereof.

7.1.2    TPH agrees to transfer the 49% shares of AFSW TPH currently holds to the JV at no additional consideration.

7.1.3    The Parties will use their best endeavours to aid the JV in obtaining approval from the Ministry of Economy, Trade and Industry of Japan ("METI") for the transactions contemplated under Sections 7.1.1 and 7.1.2.

7.2    Board of AFSW . The Parties agree to cause the size, composition, powers and duties of the board of AFSW to be the same as that of the JV as if the Parties were directly shareholder of AFSW in their respective proportions in the capital of the JV.

7.3    Conditions to Closing. The conditions to closing of the AFSW Acquisition are as follows:

7.3.1    The JV to have obtained the necessary approval from METI for the AFSW Acquisition;

7.3.2    JCP is satisfied with the financial and legal due diligence review of the AFSW Acquisition;

7.3.3    TPH provides limited representations and warranties in the agreements in connection with the AFSW Acquisition;

7.3.4    Each Party has obtained its internal approval;

7.3.5    Execution of the Distribution Agreement and transactional documents contemplated in Section 2.2; and

7.3.6    There is no material adverse event between the date of this Agreement and the closing of the AFSW Acquisition.

ARTICLE VIII
COVENANTS

8.1    Intellectual Property Rights. The Parties agree that the Company may from time-to-time fund and develop new Intellectual Property Rights and such new Intellectual Property Rights shall be owned by the Company. The Parties further agree that TPH shall receive (and JV hereby grants to TPH) a worldwide, non-exclusive, royalty-free, fully-paid-up, transerable, sublicensable (through multiple tiers) license in respect of such new Intellectual Property Rights owned by the Company to reproduce, modify, distribute, perform, display, create derivative works of, make, have made, use, sell, offer to sell, import and otherwise dispose of and exploit any products or services.

8.2    Cooperation. The Parties shall cooperate reasonably with each other to obtain and maintain all necessary approvals and registrations to effect this Agreement and all related agreements and documents; provided, however, that the Parties shall not be required to change any provision of this Agreement to obtain or maintain any such approvals or registrations.

8.3    [***].

8.4    Restrictive Covenant by TPH. TPH undertakes to not give any third party the rights to build a GaN fab anywhere in Asia, without prior approval of the JV.

ARTICLE IX
TERM AND TERMINATION

9.1    Term and Termination. This Agreement shall remain effective unless: (i) the Agreement is terminated by mutual written agreement by both Parties; (ii) the Company has completed an initial public offering exercise; or (iii) either of TPH or JCP no longer holds any Shares.

ARTICLE X
TRANSFER RESTRICTIONS AND RIGHT TO MAINTAIN CAPITAL

10.1    Restrictions on Transfers. No Shareholder may enter into an agreement to sell or perform a transfer of any of its Shares or any interest in any of its Shares within three (3) years of the date hereof, except for a transfer under Section 10.3. The Shareholders agree that sale or transfer of any Shares to any Competitor shall always be prohibited, except where prior written consents of TPH and JCP are obtained.

10.2    Right of First Refusal. Subject to prior written consent of the other Shareholder, any Shareholder ("Selling Shareholder") who proposes to transfer, at any time, all or part of its Shares to a third party purchaser shall be required to give notice in writing ("ROFR Notice") to the Company and the other Shareholder ("Non-Selling Shareholder") of the proposed transfer, specifying the number of Shares it wishes to transfer ("TP Sale Shares"), the name of the third party purchaser, the transfer price ("Sale Price"), and other material terms of the proposed transfer ("Third Party Offer").

10.2.1    No ROFR Notice once given shall be withdrawn without the consent of the Board. The ROFR Notice shall constitute the Company as the agent of the Selling Shareholder for the sale of the TP Sale Shares at the Sale Price. The Non-Selling Shareholder shall have the right within ten (10) Business Days of receipt of the ROFR Notice to acquire all (and no less than all) the TP Sale Shares.

10.2.2    Following the expiry of the right to acquire the TP Sale Shares or if the Non-Selling Shareholder elects in writing not to exercise their right of first refusal, then the Selling Shareholder shall be free to sell the TP Sale Shares to the third party purchaser on the same terms as found in the Third Party Offer, provided that the Directors shall be entitled to refuse registration of the third party purchaser as a member of the Company if: (i) the third party purchaser is or is reasonably believed by the Board to be a nominee for or connected with a Competitor; ii) the Directors are not reasonably satisfied that the TP Sale Shares are being sold in pursuance of a bona fide sale for not less than the Sale Price without any deduction, rebate or allowance whatsoever to the third party purchaser; (iii) the Selling Shareholder has breached any provision of this Agreement; or iv) the third party purchaser has not executed a deed of accession to this Agreement contemporaneously with such transfer.

10.3    Permissible Transfers. Each Party shall be entitled at any time to transfer all or a portion of the Shares registered in its name to an Affiliate of such Party, provided that such Affiliate shall assume the obligations of such transferring Party. Any transfer of Shares to an Affiliate by a transferring Party shall require notification to be provided by the transferring Party to all other Parties. In the event such Affiliate ceases to be in such an affiliate relationship with the transferring Party, the relevant Shares shall be transferred by such Affiliate back to the transferring Party or to another Affiliate of the transferring Party.

10.4    Tag Along. The Selling Shareholder (the "Tag Offeror") shall give to each other Shareholder who has not exercised its right of first refusal pursuant to Clause 10.2 above (the "Tag Offeree") notice ("Tag Notice") of its right, exercisable in lieu of exercising their rights of first refusal, to require the third party purchaser to purchase up to a number of the Shares corresponding to the total number of Shares held by the Tag Offeree multiplied by (i) the number of TP Sale Shares divided by (ii) the total number of Shares held by the Selling Shareholder immediately prior to the proposed sale (on an as-converted basis and as nearly as possible without involving fractions) ("Tag Shares"), and at a price and terms no less favourable than those offered to the Tag Offeror and proposed by the third party purchaser ("Tag Along Right").

10.4.1    The Tag Offeree shall give the Tag Offeror notice in writing of its exercise of the Tag Along Right before the expiry of the period that is ten (10) Business Days from the date of the Tag Notice, failing which it shall be deemed not to have exercised its Tag Along Right.

10.4.2    If the Tag Offeree exercises the Tag Along Right, the Tag Offeror shall provide such Tag Offeree with an offer in writing on behalf of the third-party purchaser for the relevant Tag Shares at the same price and terms as the Ordinary Shares to be Transferred by the Tag Offeror to the third party purchaser ("Tag Along Offer"), within ten (10) Business Days from the date on which the Tag Offeree exercised the Tag Along Right pursuant to this Section 10.4.

10.4.3    If any Tag Offeree accepts the Tag Along Offer, completion of the sale and purchase of the relevant Tag Shares to the third-party purchaser pursuant to that offer shall be conditional on completion of the sale and purchase of the TP Sale Shares to the third-party purchaser and shall take place at the same time, price and condition as the completion of the sale and purchase of the TP Sale Shares.

10.4.4    Following the expiry of the period specified in Section 10.4.1, if the Tag Offeree elects in writing not to exercise its Tag Along Right, or if the Tag Offeree does not accept the Tag Along Offer pursuant to this Section 10.4, Section 10.2.2 shall apply, mutatis mutandis.

10.4.5    If the Tag Offeror fails to provide the Tag Offeree with the Tag Along Offer, the Tag Offeror shall not be entitled to complete the proposed sale to the third-party purchaser and the Company shall not register any transfer of Shares effected in accordance with such proposed sale.

10.5    Right to Maintain Capital. If the Company proposes to allot any Equity Securities, those Equity Securities shall not be allotted to any person unless the Company has first offered them to all Shareholders on the date of the offer on the same terms and at the same price as those Equity Securities are being offered to other persons. Each Shareholder shall be entitled to subscribe for a number of Equity Securities corresponding to the total number of Equity Securities offered multiplied by the proportion of Shares held by such Shareholder to the total number of Shares held by all the pre-empting Shareholders (on an as-converted basis and as nearly as possible without involving fractions) ("Pre-emptive Rights"). The offer shall be in writing, shall be open for acceptance for a period of ten (10) Business Days from the date of the offer and shall give details of the number and subscription price of the relevant Equity Securities.

10.5.1    In the event that any Shareholder chooses not to purchase its full pro rata share of the Equity Securities offered, the Company shall offer such remaining equity shares pro rata to the other remaining Shareholders, in accordance with the procedure in this Section 10.5.

10.5.2    The Company shall be allowed to offer the remaining Equity Securities not taken up by the Shareholders pursuant to this Section 10.4 to any other persons, at the same price and on the same terms as the offer to the Shareholders under this Section 10.5 and allot such Equity Securities to such persons, provided however that such persons, if they are not already Shareholders, have entered into a deed of accession to this Agreement.

10.5.3    The Pre-emptive Rights shall not apply to the following issuances of Equity Securities: (i) Equity Securities issued upon the conversion of any existing debenture, warrant, option or other convertible security; (ii) Equity Securities issuable upon any share splits, share dividends, or any subdivision of Shares; and (iii) Equity Securities, or options to purchase Equity Securities issued or issuable to employees, directors or consultants of the Company, pursuant to applicable employee share option plans or employee share award plans.

ARTICLE XI
MISCELLANEOUS

11.1    No Partnership. None of the provisions of this Agreement shall be deemed to constitute a partnership between or among the Parties and they shall have no authority to bind one another or the Company in any way.

11.2    Limitations on Parties' Authority. None of the Parties shall have or hold itself out as having, any right, authority or agency to act on behalf of any other Party or the Company in any capacity or in any manner except as specifically authorized in this Agreement, and none of the Parties shall become liable to any other Parties or to any other Person by reason of any representation, action or omission of any other Party contrary to this provision. Without limiting the generality of the foregoing, in no event shall any Party have any liability or obligation for any debts, liabilities or contractual obligations of any other Party to any other Person and each Party agrees to indemnify and hold harmless any other Party as to such debts, liabilities and contractual obligations.

11.3    Constitution. In the event of any inconsistency between the Constitution and this Agreement, the provisions of this Agreement shall prevail, and the Shareholders shall take all such steps as may be available to them so as to give effect to the provisions of this Agreement, including without limitation, amending and registering the Constitution with the Accounting and Corporate Regulatory Authority to remove such inconsistency. In the event that any one or more of the provisions of this Agreement cannot at any time be adequately provided for in the Constitution, they shall nevertheless remain contractual commitments and obligations of the Shareholders, and each of them shall take such actions as may be necessary to carry out and implement in full the provisions of this Agreement. Each Party agrees to ensure that, prior to any sale or transfer of Shares to a new Shareholder, such new Shareholder provides signed written agreement to be bound by this Agreement and to provide such signed written agreement to the Company.

11.4    Indemnification.

11.4.1    Each Party (each, an "Indemnifying Party") agrees to indemnify, defend and hold harmless the Company and any other Party, its permitted successors and assigns, from and against any and all losses, liabilities, claims, damages, costs and expenses including reasonable legal fees and disbursements in connection therewith (collectively, "Claims") asserted against or incurred by the Company or such other Party which arise out of, result from, or may be payable by virtue of, any breach of any representation, warranty, covenant or agreement made or obligation required to be performed by the Indemnifying Party pursuant to this Agreement.

11.4.2    In the case of a third party Claim which is subject to indemnification under this Section 11.4, the Indemnifying Party shall be notified promptly in writing of the existence of any such Claim instituted at any time against or made upon the indemnified Party or the Company by any third party, and shall be given the opportunity to defend the same with counsel of its choice, in which the indemnified Party or the Company, as the case may be, shall cooperate. If the Indemnifying Party, after notification, fails promptly to undertake such defense, then the indemnified Party, or the Company, as the case may be, may undertake the defense with counsel of its choice, in which case the Indemnifying Party shall bear the cost of such defense, including reasonable legal fees and disbursements in connection therewith, and shall pay the amount of any judgment or settlement.

11.5    Confidentiality.

11.5.1    All information, whether written or oral, relating to the Company, the Parties or their Affiliates, or their respective businesses or operations, which includes but is not limited to information obtained as a proprietary right ("Confidential Information"), disclosed by any Party (the "Disclosing Party") to any other Party (or its directors, officers, employees or representatives) shall be kept strictly secret and confidential and shall not be disclosed to any Person except to the extent that any such disclosure is necessary in connection with the performance of this Agreement, and except to the extent that (i) such information is known to such other Parties when received or is or subsequently becomes lawfully obtained from other sources; (ii) the duty as to confidentiality and non-use is waived in writing by the Disclosing Party; or (iii) disclosure of such information is required by applicable Laws or is validly ordered by a Governmental Authority. In the circumstance where disclosure of Confidential Information is demanded by a Governmental Authority, the Disclosing Party shall inform the other Parties and the Board of such disclosure, limit the disclosure to what is strictly necessary, and seek to oppose such demand within all reasonable legal means. The Parties further agree that they shall not use, nor permit their respective Affiliates to use, any Confidential Information for any purpose whatsoever except in the manner expressly provided or contemplated in this Agreement.

11.5.2    Each of the Parties agrees to take, and to cause its respective Affiliates and the Company to take, reasonably adequate security and precautionary measures to effect compliance with this Section 11.5 by directors, officers, employees and agents of each of the

Parties, their respective Affiliates and the Company who are given access to Confidential Information.

11.5.3    Each of the Parties hereby acknowledges that the Non-Disclosing Party would be irreparably harmed by a breach of this Section 11.5 and it would not be possible to estimate damages resulting from such a breach. The Parties agree that the Non-Disclosing Party shall be entitled to injunctive relief to prevent a breach or continued breach of this Section 11.5, or any part of it, and to secure the enforcement of this Section 11.5 and shall be entitled to recover from the other Disclosing Party reasonable legal fees and all costs and expenses incurred in connection with such an action.

11.6    Expenses. Except as otherwise expressly provided herein, each Party shall pay their own expenses incurred in connection with the execution of this Agreement and their respective performance of the obligations provided for herein, including the expenses incurred by Directors nominated by the respective Shareholders in connection with attendance at meetings of the Board.

11.7    Notices. All notice, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or one (1) day after being sent by e-mail (with reasonable evidence of transmission) and followed by registered mail or an internationally recognized overnight courier service if those to be notified, including Shareholders, Directors and auditors, reside outside Singapore, addressed to the Party to whom the notice is intended to be given at the addresses specified below:

(a) If to JCP:
505 Hamilton Avenue, Suite 220
Palo Alto, CA 94301
Attn: Managing Partner

(c) If to TPH:
75 Castilian Drive
Goleta, CA 93117, U.S.A.
Transphorm, Inc.
Attn: Chief Executive Officer

With a copy, which shall not constitute notice, to each of:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050, U.S.A.
Attn: Mark Bertelsen and Julia Reigel

or to such other address or addresses as any such Party may from time to time designate by written notice. Notwithstanding the foregoing, the Parties acknowledge and agree that notice hereunder may be provided by e-mail, but such notice shall not be deemed effective unless and until the Party to whom such notice was delivered confirms, in writing, receipt of such notice.

11.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Notwithstanding the foregoing, no rights, obligations or liabilities hereunder shall be assignable by a Party without prior written consent of all of the other Parties; provided, however, that a Party shall not unreasonably withhold its consent to the assignment of rights and obligations by the other Parties to its Affiliate if that Affiliate's performance has been guaranteed satisfactorily in form and substance by the assigning Party.

11.9    Waiver. No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. A Party may by written notice (a) extend the time for performance of any of the obligations or other actions of any other Parties under this Agreement, (b) waive any inaccuracies in the representations or warranties of any other Shareholder contained in this Agreement, or (c) waive or modify performance of any of the covenants or obligations of any other Parties under this Agreement.

11.10    Announcements. JCP and TPH shall consult and confer with each other prior to making any public announcement concerning any of the transactions contemplated in this Agreement.

11.11    Entire Agreement. This Agreement supersedes any previous agreement, whether written or oral, that may have been made or entered into by and among the Parties or any of them or their representatives relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the Parties with respect to the subject matter hereof. Each Party acknowledges that it has not entered into this Agreement in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement. No Party shall have any claim for innocent or negligent misrepresentation on the basis of any statement in this Agreement.

11.12    Amendments. This Agreement may be amended or supplemented only by written agreement signed by the Parties.

11.13    Limitations on Rights of Third Persons. A person or entity who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any term of this Agreement. This Section 11.13 shall survive the termination of this Agreement.

11.14    Governing Law. This Agreement and the legal relations among the Parties and the Company shall in all respects be interpreted, construed and governed by and in accordance with the laws of Singapore.

11.15    Resolution of Disputes.

11.15.1    The Parties shall attempt in good faith to resolve any and all disputes arising out of or relating to this Agreement through friendly consultations. If the Parties cannot resolve the dispute through friendly consultation within fifteen (15) days, the provisions of Section 11.15.2 to Section 11.15.7 shall apply with respect to such dispute.

11.15.2    Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be referred to and finally resolved exclusively by arbitration administered by the Singapore International Arbitration Centre ("SIAC"). The arbitration shall be conducted in accordance with the arbitration rules of the SIAC in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The seat of the arbitration shall be Singapore. The arbitration shall be conducted in the English language.

11.15.3    The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other Party (or Parties as the case may be) to the arbitration (the "Respondent") shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify Claimant of such appointment in writing, and in the event the Respondent fails to appoint an arbitrator within such time, SIAC shall appoint an arbitrator in the Respondent's stead. The first two (2) arbitrators appointed in accordance with this provision shall appoint a third arbitrator, who shall act as chair of the tribunal. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including, without limitation, reasonable attorneys' fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief.

11.15.4    The Parties agree that the arbitration shall be kept confidential, and that the costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award. All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for taxes.

11.15.5    Notwithstanding this Section 11.15 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

11.15.6    When any dispute occurs and when any dispute is under litigation or arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement. However, this provision shall not apply to rights or obligations extinguished in connection with a valid termination of this Agreement.

11.15.7    Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Except as set forth above in Section 11.15.5, each of the Parties hereby irrevocably waives any and all right to trial in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.16    Severability. Each section and subsection of this Agreement constitutes a separate and distinct undertaking or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. In the event that any provision of this Agreement shall finally be determined by a competent court or tribunal to be unlawful or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the Parties to the extent permissible under applicable Laws.

11.17    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

11.18    Time of the Essence. Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties, but as regards any time,

date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

11.19    Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

JCP Capital Management, LLC

By:	/s/ David Cong
Name:	David Cong
Title:	Managing Partner

Transphorm, Inc.

By:	/s/ Mario Rivas
Name:	Mario Rivas
Title:	Chief Executive Officer

Appendix I

AFSW FUNDING PLAN

Two scenarios are listed - standard and with steeper [***] volume ramp in [***]

Standard Plan	Year 1 (~FY2021)	Year 2 (~FY2022	Year 3 (~FY2023	Year 4 (~FY2024)
AFSW estimated cash needs [***]	[***]	[***]	[***]	[***]

Plan with steeper [***] ramp in [***]	Year 1 (~FY2021)	Year 2 (~FY2022	Year 3 (~FY2023	Year 4 (~FY2024)
AFSW estimated cash needs [***]	[***]	[***]	[***]	[***]

1.AFSW Funding Plan and cash requirements are subject to timing and volume of ramp up of GaN business in markets such as, for example, adapters and fast chargers. Plan with steeper [***] ramb achieves faster profitability.

2.Capital expense portions for AFSW Funding Plan can vary depending on the timing and availability of suitable [***] equipment for expansion

3.TPH and JCP to refine FY2021 and develop FY2022 and beyond AFSW Funding Plan jointly with AFSW Management team after the close of Stage II transaction

4.AFSW fiscal years are from April to March, FY2021 is 1 April 2021 to 31 March 2022.

Appendix II

ACTIONS REQUIRING UNANIMOUS BOARD APPROVAL

The Parties agree that the following matters require the unanimous approval of the Directors present at a properly-noticed Board meeting or by way of a Board resolution in writing, and no Shareholder shall convene a shareholders meeting with respect to the following matters without the prior written consent of the other Shareholder:

1.    revising the Budget or Business Plan of the Company;

2.    making any funding call in excess by more than 5% of the capital required for the corresponding period pursuant to the AFSW Funding Plan;

3.    manufacturing semiconductor products directly for any Competitor or entering into any agreement with any Competitor in respect of GaN-related business;

4.    selling, leasing, or otherwise transferring the property or assets of the Company in excess of US$5 million, or contracting to do so, whether in a single transaction or series of related transactions;

5.    agreeing to or consummating a Change of Control transaction including without limitation merger, demerger, share exchange, liquidating or dissolving the Company, the entering into of a composition with creditors or the authorization of any filing for bankruptcy by the Company or the transformation of the Company into another type of legal entity;

6.    issuing any shares of the authorized capital of the Company or the authorization or issuance of any new class or series of capital of the Company or any securities convertible into or exchangeable for any class or series of capital of the Company, within three (3) years from the formation of the Company;

7.    recapitalizing, reclassifying, consolidating, subdividing or converting, or altering of any rights attaching to, any class or series of authorized capital of the Company, within three (3) years from the formation of the Company;

8.    entering into any joint venture, partnership or profit-sharing agreement with any third party (other than distribution agreements entered into in the ordinary course of business consistent with past practice), incorporating, liquidating, acquiring or transferring any legal entities;

9.    (i) purchasing or otherwise acquiring, or agreeing to purchase or otherwise acquire material assets of any other Person or any shares of capital stock of, or similar interest in, any other Person, or any other asset or group of assets, in a single transaction or series of related transactions or (ii) creating, incurring, assuming or permitting to exist any indebtedness, or (iii) entering into any contract, agreement, commitment, transaction or series of transactions requiring the expenditure by the Company, or the making of any investment, in each case which would exceed US$5 million;

10.    amending or repealing any provision of the Constitution or other constituent documents of the Company if such amendment or repeletion adversely affects the rights of TPH, including, without limitation, the changing of the business purpose of the Company or increasing or decreasing the size of the Board;

11.    (i) adopting or changing a significant tax or accounting practice or principle of the Company or making any significant tax or accounting election by the Company; (ii)

entering into any agreement in respect of taxes, settling, responding to, or making any filing or submission in respect of any audit, claim or assessment in respect of taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, other than those approved by the Directors nominated by TPH as immaterial or in the ordinary course of the Business, such approval not to be unreasonably withheld;

12    instituting, determining the strategy of, settling or abandoning, any legal action that is in the name of the Company or that directly affects the Company, which legal action a) involves a claim or claims for monetary damages of moren than US$ 0.5 million, (b) involves a claim or claims by or against any Governmental Authority, (c involves any claims raising antitrust issues, or (d) involves a request for injunctive relief;

13.    entering into or amending an agreement between the Company and a Party or its Affiliates, other than (a) as expressly contemplated by this Agreement, or (b) such amendments that result in an increase or decrease of less than 20% of the original cost or revenue to the Company attributable to such agreement as set forth in the Business Plan, so long as all such deviations in any given quarter do not represent a deviation of more than 10% of total revenue or total expense, as the case may be, in the aggregate for the quarter in which the deviation occurs;

14.    carrying on any business other than, or not closely related to, the Business;

15.    creating, incurring, assuming or permitting to exist, directly or indirectly, any lien or other encumbrance upon any property, now owned or hereafter acquired of more than US$ 5 million;

16.    appointing the JV's manager pursuant to Section 6.5 hereof; and

17.    making any loan or advance or the giving of any credit by the Company (other than normal trade credit) to any Person or the giving of any guarantee or indemnity to secure the liabilities or obligations of any Person or the creation of any encumbrance over the whole or any part of the property or assets of the Company of more than US$ 1 million.

Appendix III

[SUPPLY AND DISTRIBUTION AGREEMENT]